Exhibit 99.1

Iron Mountain Reports First Quarter 2010 Financial Results

  Company delivers 7% revenue growth and 11% increase in Adjusted OIBDA
  First quarter Adjusted EPS increases 19% to $0.23 per diluted share compared to Q1/2009; reported earnings are $0.12 per diluted share
  Company on track towards solid full-year performance; refines 2010 guidance to reflect impacts of Chilean earthquakes

BOSTON--(BUSINESS WIRE)--April 29, 2010--Iron Mountain Incorporated (NYSE: IRM), an information management services company, today reported its financial results for the first quarter ended March 31, 2010. The Company announced 7% revenue growth, in line with expectations, and strong Adjusted OIBDA (defined below) and operating income growth of 11% and 9%, respectively, compared to the first quarter of 2009 (see Appendix B). These results were supported by improved internal revenue growth of 4% and sustainable benefits from operational initiatives which drove strong gross margin gains. Solid operating profit gains and controlled capital expenditures drove $54 million of free cash flow before acquisitions and discretionary investments (FCF) in the first quarter (See Appendix B). The Company refined its full-year 2010 outlook to reflect the impacts of the recent earthquakes on its Chilean business.

“Iron Mountain delivered improved revenue growth and continued strong profit gains and cash flow in the first quarter. We are on track towards solid full-year financial performance,” said Bob Brennan, president and CEO. “We remain focused on improving our growth trajectory in 2010 by driving aggressively against new business opportunities while advancing our long-term strategic agenda.”

Key Financial Highlights – Q1 2010

Iron Mountain reported total consolidated revenues of $777 million for the first quarter, a 7% increase over the prior year period, supported by 4% total internal revenue growth. Storage revenue internal growth was solid at 4%, though gains were moderated by economic factors, which have constrained storage volume growth in recent quarters. Total service revenues grew 5%, reflecting strong growth in complementary service revenues supported by recent gains in recycled paper pricing. Core service revenue growth was limited by lower activity levels driven by the weak economy and by severe weather in several North American markets. The year-over-year strengthening of major foreign currencies against the U.S. dollar increased the revenue growth rate by 3% compared to the first quarter of 2009.

The Company reported gross profits (excluding depreciation and amortization) of $451 million with its gross profit margin improving from 56.2% in the first quarter of 2009 to 58.1% in the first quarter of 2010. Sustainable benefits from productivity improvements and pricing gains, particularly in our North American Physical Business segment drove higher storage and service gross margins.

Adjusted operating income before depreciation and amortization (Adjusted OIBDA) for the quarter was $217 million, up 11% on a reported basis compared to the first quarter of 2009. Excluding the impacts of the foreign currency exchange rate changes, first quarter Adjusted OIBDA grew 8%. Selling, general and administrative costs in the first quarter were up 11% compared to the prior year period on a reported basis. Excluding the impacts of the foreign currency exchange rate changes, these overhead costs increased 9%, as the Company continued to make investments in growth and productivity initiatives. Integration expenses related to the Mimosa acquisition and higher expense accruals also contributed to overhead growth in the quarter. See the appendices at the end of this press release for Selected Financial Data, a discussion of non-GAAP measures and additional information regarding the Company’s results.

Operating income for the first quarter of 2010 was $133 million, up 9% on a reported basis compared to the same period in 2009 reflecting the Adjusted OIBDA gains described above partially offset by increased depreciation.

Net income attributable to Iron Mountain Incorporated for the quarter was $26 million, or $0.12 per diluted share, compared to $29 million, or $0.14 per diluted share, for the first quarter of 2009. The decreased reported earnings were impacted by a higher effective tax rate, reflecting the impact of discrete items, which more than offset the higher pre-tax income in the first quarter of 2010 compared to the same prior year period. The structural tax rate for the first quarter was 39% as the impact of expired tax legislation was less than originally expected. The impact of discrete tax items, primarily related to foreign currency rate changes, added another 23 percentage points to the effective tax rate in the quarter. Adjusted EPS for the quarter was $0.23 per diluted share, an increase of 19% compared to the same prior year period. (See Appendix B)

Net income for the first quarter of 2010 included $9 million of other expense, net compared to $7 million of other expense, net included in net income for the first quarter of 2009. Of the $9 million of other expense reported in the first quarter of 2010, $5 million was related to foreign currency rate changes and $4 million was related to the change in Iron Mountain Europe’s (IME) fiscal year end from October 31 to December 31. Since its inception in 1999, IME has operated with an October 31 fiscal year end. Therefore, IME’s financial results have historically been consolidated with the parent company’s results with a 2-month lag. In order to better align our European processes with the enterprise, the IME fiscal year end was changed to December 31 to match the Company’s fiscal year end. The $4 million charge represents the net impact of this change for the two years ended December 31, 2009.

Capital spending incurred in the first quarter of 2010 totaled $55 million, or 7.0% of revenues, excluding $3 million for the purchase of real estate. Included in the year-to-date capital spending total is $11 million incurred by IME in November and December 2009. The Company is sustaining capital efficiency gains reflecting ongoing control over spending levels and benefits from moderating growth rates.

The Company’s FCF for the quarter ended March 31, 2010 was $54 million compared to $57 million for the quarter ended March 31, 2009. Higher capital expenditures, due in part to the extra two months included for IME, drove the year-over-year decrease in FCF. The Company’s liquidity position remains strong. As of March 31, 2010, the Company had more than $1 billion of liquidity including cash of $325 million and availability under its revolving credit facility of $743 million. The Company’s consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 3.3 times at March 31, 2010, driven by strong operating cash flow performance. This ratio is well below the covenant limitation of 5.5 times included in its senior credit facility.

Dividends and Share Repurchases

On February 25, 2010, the Company announced that its board of directors had authorized a $150 million share repurchase program and initiated its first ever quarterly dividend. The new dividend has a planned $0.25 per share annual rate to be paid quarterly. The first quarterly payment was made on April 15, 2010 to shareholders of record on March 25, 2010. At March 31, 2010, $13 million was accrued for the dividends which were paid on April 15, 2010. For the period March 1, 2010 to March 31, 2010, the Company repurchased 410,000 shares of its common stock for a total cost including commissions and fees of approximately $11 million under its $150 million share repurchase program leaving approximately $139 million for future stock repurchases.

Acquisitions

In February 2010, the Company acquired Mimosa Systems, Inc. for approximately $112 million in cash. Mimosa is an industry leading provider of enterprise-class content archiving. The acquisition provides Iron Mountain with an all-in-one archive for enterprise e-mail, SharePoint data and files, and gives the Company an on-premise storage option to complement its existing cloud-based content archive offerings. It also allows the Company a new vehicle for delivering its services for back-up, compliance and eDiscovery, bringing greater value to the data stored. Iron Mountain’s acquisition strategy focuses on acquiring attractive businesses that provide a strong platform for future growth by expanding the Company’s geographic footprint and service offerings while enhancing its existing operations.

Financial Performance Outlook

For 2010, the Company is reinforcing the solid fundamental outlook first issued on February 25, 2010 as it continues to target improved revenue growth and strong, underlying operating performance. Expectations for full year revenue growth of 6% to 8% supported by internal revenue growth of 4% to 6% remain unchanged. Adjusted OIBDA growth is expected to be in the 7% to 11% range on a reported basis. The Company refined its full year dollar guidance ranges by $5 million for revenues and by $5 million to $10 million for Adjusted OIBDA to reflect the expected impacts of the recent earthquakes in Chile. The Company now expects full year revenues in the range of $3,180 million to $3,250 million and Adjusted OIBDA in the range of $925 million to $965 million. The year-over-year weakening of the U.S. dollar against the major currencies is expected to increase 2010 full year reported results by approximately 1%. The Company is lowering its expected capital expenditures for the year to approximately $290 million reflecting refined capital plans and lower expectations for real estate spending. The calculation of Adjusted EPS assumes a 39% structural tax rate and 205 million shares outstanding. This guidance is based on current expectations and does not include the potential impact of any future acquisitions (dollars in millions):

	Quarter Ending June 30, 2010			Year Ending December 31, 2010			Full Year Outlook % Growth vs. 2009
	Low		High	Low		High	As Reported	FX Neutral
Revenues	$785		$805	$3,180		$3,250	6% - 8%	5% - 7%
Operating Income	132		142	583		623	6% - 14%	5% - 13%
Depreciation & Amortization		~86			~342
Adjusted OIBDA	218		228	925		965	7% - 11%	6% - 10%
Adjusted EPS				$1.07		$1.18	10% - 22%
Capital Expenditures					~290

Iron Mountain’s conference call to discuss its first quarter 2010 financial results and second quarter and full year 2010 outlook will be held today at 8:30 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more for organizations around the world. Visit www.ironmountain.com or follow the company on Twitter @IronMountainInc for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2010 financial performance outlook, statements regarding the Company’s intent to repurchase shares and to pay dividends, the Company’s financial ability and sources to fund the repurchase program and dividend policy and the amounts of such repurchases and dividends and statements regarding our goals, beliefs, future growth strategies, investments, objectives, plans and current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the price, volume or timing of stock repurchases may be impacted by legal restrictions or limits under a Rule 10b5-1 trading plan; (ii) alternative, more attractive investments to dividends or stock repurchases that may become available; (iii) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (iv) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company’s customers’ information; (v) changes in the price for the Company’s services relative to the cost of providing such services; (vi) changes in customer preferences and demand for the Company’s services; (vii) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company’s services or competition for customers; (viii) the Company’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (ix) the cost or potential liabilities associated with real estate necessary for the Company’s business; (x) the performance of business partners upon whom the Company depends for technical assistance or management expertise outside the United States; (xi) changes in the political and economic environments in the countries in which the Company’s international subsidiaries operate; (xii) claims that the Company’s technology violates the intellectual property rights of a third party; (xiii) other trends in competitive or economic conditions affecting Iron Mountain’s financial condition or results of operations not presently contemplated; and (xiv) other risks described more fully in the Company’s most recently filed Annual Report on Form 10-K under “Item 1A. Risk Factors.” Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

Selected Financial Data:

(dollars in millions, except per share data)	Q1/2009	Q1/2010	Inc (Dec)
Revenues	$723	$777	7%

Gross Profit (excluding D&A)	$406	$451	11%
Gross Margin %	56.2%	58.1%

Adjusted OIBDA	$196	$217	11%
Adjusted OIBDA Margin %	27.1%	28.0%

Operating Income	$121	$133	9%
Interest Expense, net	$56	$57	2%

Provision for income taxes	$32	$41	31%
Effective tax rate	54.0%	61.6%

Net Income Attributable to Iron Mountain	$29	$26	(11)%
EPS – Diluted	$0.14	$0.12
Adjusted EPS – Diluted	$0.19	$0.23	19%

Major Components of Other Income (Expense), net:

Foreign Currency Exchange Gains (Losses)	$(7)	$(5)
Change in IME Fiscal Year End	$--	$(4)

Components of Revenue Growth:	Q1/2010

Storage internal growth rate	4%
Core service internal growth rate	0%
Core revenue internal growth rate	2%
Complementary service internal growth rate	17%
Total internal growth rate	4%
Impact of acquisitions	--%
Impact of foreign currency fluctuations	3%
Total revenue growth	7%

NOTE: Columns may not foot due to rounding.

The Company’s internal growth rates represent the weighted average, year-over-year growth rates of revenues excluding the effects of foreign currency rate fluctuations and acquisitions.

The Company’s core revenues are comprised of storage revenues plus core service revenues. Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring project revenues and maintenance fees associated with software license sales.

Included in the Company’s complementary revenues are revenues associated with ancillary services, such as eDiscovery services, special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes and software licenses.

Constant Currency Growth Rates	Three Months Ended March 31, 2010
	As Reported	Constant Currency
Revenues	7%	4%
Adjusted OIBDA	11%	8%
Depreciation and Amortization	12%	9%
Operating Income	9%	7%

Iron Mountain conducts business in more than 35 countries on five continents. As such, a considerable amount of its revenues and expenses are denominated in foreign currencies. The Company’s international results are subject to fluctuations based on the changes in foreign currency exchange rates. The table above shows the growth rates of certain operating statement line items on an as reported basis as well as on a constant currency basis. The constant currency growth rates are calculated by translating the 2009 results at the 2010 average exchange rates.

APPENDIX B

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure. This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Iron Mountain’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation and Amortization, or Adjusted OIBDA

We use Adjusted OIBDA as an integral part of our planning and reporting systems, and to evaluate the operating performance of the consolidated business. We use multiples of current and projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance and profitability of our consolidated business. FCF is a useful measure in determining our ability to generate excess cash flows for reinvestment in the business, for discretionary deployment in investments such as real estate or acquisition opportunities, the potential returning of capital to shareholders or the repayment of indebtedness. As such, we believe this measure provides relevant and useful information to our current and potential investors.

Adjusted EPS

Adjusted EPS is defined as reported earnings per share excluding: (a) gains and losses on the disposal / writedown of property, plant and equipment, net; (b) other (income) expense, net; (c) tax impact of reconciling items and discrete tax items; and (d) net income (loss) attributable to noncontrolling interests. We do not believe these excluded items to be indicative of our ongoing operating results and they are not considered when we are forecasting our future results. We believe Adjusted EPS is of value to investors when comparing our results from past, present and future periods.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures:

Adjusted OIBDA reconciled to operating income and net income attributable to Iron Mountain (in millions):

	Three Months Ended March 31,
	2009	2010
Adjusted OIBDA	$196	$217
Less: (Gain)Loss on disposal/writedown of PP&E, net	(2)	(1)
Depreciation and Amortization	76	86
Operating Income	$121	$133
Less: Interest Expense, net	56	57
Other (Income) Expense, net	7	9
Provision for Income Taxes	32	41
Noncontrolling Interests	(2)	--
Net Income Attributable to Iron Mountain	$29	$26

NOTE: Columns may not foot due to rounding.

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Operating Activities (in millions):

	YTD Ended March 31,
	2009	2010
Free Cash Flows Before Acquisitions and Discretionary Investments	$57	$54
Add: Capital Expenditures (excluding real estate), net	68	75
Additions to Customer Acquisition Costs	2	2
Cash Flows From Operating Activities	$127	$131

NOTE: Columns may not foot due to rounding.

Adjusted EPS – Fully Diluted reconciled to Reported EPS – Fully Diluted:

	Three Months Ended March 31,
	2009	2010
Adjusted EPS – FD	$0.19	$0.23
Less: (Gain) Loss on disposal/writedown of PP&E, net	(0.01)	(0.01)
Other (Income) Expense, net	0.04	0.04
Tax impact of reconciling items and discrete tax items	0.03	0.06
Noncontrolling Interests	(0.01)	0.00
Reported EPS – FD	$0.14	$0.12

Weighted average common shares outstanding – Diluted (000s)	203,312	204,705

NOTE: Columns may not foot due to rounding.

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in Thousands except Per Share Data) (Unaudited)

	Three Months Ended March 31,
	2009	2010
REVENUES:
Storage	$409,857	$435,248
Service	313,489	341,258

Total Revenues	723,346	776,506

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	316,980	325,232
Selling, General and Administrative	210,393	233,852
Depreciation and Amortization	76,280	85,784
Gain on Disposal / Writedown of Property, Plant and Equipment, Net	(1,504)	(1,053)

Total Operating Expenses	602,149	643,815

OPERATING INCOME	121,197	132,691

INTEREST EXPENSE, NET	55,521	56,562
OTHER EXPENSE, NET	7,155	8,819

Income Before Provision for Income Taxes	58,521	67,310

PROVISION FOR INCOME TAXES	31,577	41,471
NET INCOME	26,944	25,839
Less: Net (Loss) Income Attributable to the Noncontrolling Interests	(1,855)	273

NET INCOME ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED	$28,799	$25,566
EARNINGS PER SHARE – BASIC AND DILUTED:
NET INCOME ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED PER SHARE – BASIC	$0.14	$0.13
NET INCOME ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED PER SHARE – DILUTED	$0.14	$0.12

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	202,066	203,581
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	203,312	204,705

Adjusted Operating Income before Depreciation and Amortization	$195,973	$217,422

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in Thousands) (Unaudited)

	December 31, 2009	March 31, 2010
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$446,656	$325,422
Restricted Cash	—	35,102
Accounts Receivable (less allowances of $25,529 and $24,788, respectively)	585,376	582,599
Other Current Assets	179,393	147,200
Total Current Assets	1,211,425	1,090,323

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	4,184,631	4,165,217
Less: Accumulated Depreciation	(1,616,431)	(1,657,487)
Property, Plant and Equipment, net	2,568,200	2,507,730

OTHER ASSETS:
Goodwill, net	2,534,713	2,592,797
Other Non-current Assets, net	532,496	547,829
Total Other Assets	3,067,209	3,140,626

Total Assets	$6,846,834	$6,738,679

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$40,561	$37,803
Other Current Liabilities	774,153	688,106
Total Current Liabilities	814,714	725,909

LONG-TERM DEBT, NET OF CURRENT PORTION	3,211,223	3,183,349
OTHER LONG-TERM LIABILITIES	663,426	677,481

TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	2,153,367	2,147,855
NONCONTROLLING INTERESTS	4,104	4,085

TOTAL EQUITY	2,157,471	2,151,940

Total Liabilities and Equity	$6,846,834	$6,738,679

CONTACT:
Iron Mountain Incorporated
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com